Exhibit 99.1
Coca-Cola Reports Third Quarter 2022 Results
and Raises Full-Year Guidance

Global Unit Case Volume Grew 4%

Net Revenues Grew 10%;
Organic Revenues (Non-GAAP) Grew 16%

Operating Income Grew 7%;
Comparable Currency Neutral Operating Income (Non-GAAP) Grew 18%

Operating Margin Was 27.9% Versus 28.9% in the Prior Year;
Comparable Operating Margin (Non-GAAP) Was 29.5% Versus 30.0% in the Prior Year

EPS Grew 14% to $0.65; Comparable EPS (Non-GAAP) Grew 7% to $0.69

ATLANTA, Oct. 25, 2022 – The Coca-Cola Company today reported strong third quarter 2022 results as the company continued to build on the momentum from the first half of the year. “Our strong capabilities and consumer insights continue to help us win in the marketplace,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “Our business is resilient amidst a dynamic operating and macroeconomic environment. We are investing in our strong portfolio of brands, which is a cornerstone of our ability to deliver long-term value for our stakeholders.”

Highlights

Quarterly Performance
•Revenues: Net revenues grew 10% to $11.1 billion, and organic revenues (non-GAAP) grew 16%. Organic revenue (non-GAAP) performance was strong across operating segments and included 12% growth in price/mix and 4% growth in concentrate sales.
•Margin: Operating margin, which included items impacting comparability, was 27.9% versus 28.9% in the prior year, while comparable operating margin (non-GAAP) was 29.5% versus 30.0% in the prior year. Comparable operating margin (non-GAAP) compressed as strong topline growth was more than offset by the impact of the BODYARMOR acquisition, higher operating costs, an increase in marketing investments versus the prior year, and currency headwinds.
•Earnings per share: EPS grew 14% to $0.65, and comparable EPS (non-GAAP) grew 7% to $0.69. Comparable EPS (non-GAAP) performance included the impact of an 11-point currency headwind.
•Market share: The company gained value share in total nonalcoholic ready-to-drink (NARTD) beverages.

•Cash flow: Cash flow from operations was $8.1 billion year-to-date, a decline of $1.2 billion versus the prior year, as strong business performance was more than offset by the impact of cycling the timing of working capital benefits in the prior year and higher 2021 annual incentives in the current year. Free cash flow (non-GAAP) was $7.3 billion, a decline of $1.2 billion versus the prior year.

Company Updates
•Leveraging strong revenue growth management capabilities to meet consumer needs: In an environment where consumer preferences are rapidly evolving, the company is focused on expanding its offerings to fit all consumers’ budgets. The Coca-Cola Value Bundle, which was launched in North America during the third quarter, is an example of how the company is offering more choices to cost-conscious consumers. The bundle features an assortment of core sparkling brands at relevant and competitive price points. By utilizing end-to-end messaging across platforms, these offerings are retaining and recruiting more consumers while creating value for our customers. Additionally, the company is balancing the mix between affordability and premiumization, while driving pricing actions in the marketplace in response to ongoing cost inflation. For example, in Australia the company achieved low double-digit retail value growth in the sparkling category and gained approximately 1.5 points of sparkling value share through intelligent segmented pricing, increased premium mix through multi-packs of mini cans, and optimized promotional initiatives for at-home occasions.
•Turning insights into global brand experiences: The company continues to engage and attract consumers through globally scaled marketing campaigns driven by consumer insights. The “What the Fanta” marketing and innovation platform is an example of how the company is executing with its global networked marketing partner to identify and scale what resonates with consumers, from taste to brand experiences. Now launched in over 30 markets globally, the experience-driven platform is designed to spark adventure and intrigue through bold innovative flavors complemented by social media campaigns and multi-channel activations. With a uniform marketing platform and a streamlined offering of flavors that resonate with local tastes, “What the Fanta” is driving increased profitability in sparkling flavors and is recruiting more consumers, as approximately 40% of consumers in Europe who purchased “What the Fanta” beverages in 2022 were new to the Fanta® brand.
•Strategically expanding in emerging categories: Since entering into the ready-to-drink (RTD) alcohol beverages category in 2018 with Lemon-Dou in Japan, the company has continued its test-and-learn approach with disciplined experiments around alcohol occasions globally. The company is leveraging brands with strong credentials, such as Topo Chico®, while adding to the existing portfolio of Schweppes® premium adult cocktail mixers and tonics. This year, Simply Spiked LemonadeTM and FrescaTM Mixed were introduced in the United States through brand authorization agreements with Molson Coors Beverage Company and Constellation Brands, Inc., respectively, and both offerings are seeing encouraging early results. These initiatives support the company’s disciplined approach on its journey to become a total beverage company with beverage options for all occasions and need states.
•Increasing water security through collaboration and collective action: The company continues to focus on collaborating with businesses and nongovernmental organizations to create a more sustainable and better shared future. During the quarter, at World Water Week 2022, the company focused on how corporate water stewardship can drive collective action to help address water challenges. Over the past two years, the company has stepped up investments in nature-based water solutions as an important part of its 2030 Water Security Strategy. These solutions, which include meadow and forest restorations, invasive species removal and floodplain management, can provide a wide range of benefits, including better water quality, carbon sequestration and enhanced biodiversity.

Operating Review – Three Months Ended September 30, 2022
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume[3]
Consolidated	4	12	(8)	2	10	16	4
Europe, Middle East & Africa	1	19	(16)	0	4	20	(1)
Latin America	6	12	(6)	0	12	18	5
North America	(1)	15	0	6	21	14	1
Asia Pacific	9	4	(10)	0	4	14	9
Global Ventures[4]	17	(12)	(15)	0	(10)	5	8
Bottling Investments	16	3	(12)	0	7	19	16
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	7	(2)	(10)	18
Europe, Middle East & Africa	2	1	(18)	19
Latin America	0	0	(7)	7
North America	25	5	0	20
Asia Pacific	(1)	(8)	(12)	19
Global Ventures	(41)	1	(5)	(37)
Bottling Investments	(43)	(20)	(7)	(16)

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	14	8	(11)	18

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Unit case volume is computed based on average daily sales.
4 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and     price/mix may fluctuate materially from period to period. Therefore, the company places greater focus on revenue growth as the best indicator     of underlying performance of the Global Ventures operating segment.

In addition to the data in the preceding tables, operating results included the following:

Consolidated
•Unit case volume grew 4%, with broad-based growth across most operating segments. Volume performance was driven by strength in away-from-home channels and ongoing investments in the marketplace. Developed markets grew mid single digits, while developing and emerging markets grew low single digits. Growth in developed markets was led by Western Europe, Mexico and the United States, while growth in developing and emerging markets was led by India, China and Brazil.

Category performance was as follows:
◦Sparkling soft drinks grew 3%, driven by growth across all geographic operating segments, primarily led by India, Mexico and China. Trademark Coca-Cola grew 3%, driven by growth across all geographic operating segments. Coca-Cola® Zero Sugar grew 11%, driven by low double-digit growth across developed markets and high single-digit growth across developing and emerging markets. Sparkling flavors grew 3%, led by Asia Pacific and Latin America.
◦Nutrition, juice, dairy and plant-based beverages were even, as growth led by Minute Maid Pulpy in China, Maaza® in India and fairlife® in the United States was offset by declines primarily in local brands in Eastern Europe.
◦Hydration, sports, coffee and tea grew 5%. Hydration grew 6%, led by strong growth in Asia Pacific and Latin America. Sports drinks grew 6%, primarily driven by growth of Aquarius®, BODYARMOR® and Powerade®. Coffee grew 5%, primarily driven by cycling the impact of pandemic-related Costa® retail store closures in the United Kingdom in the prior year and continued expansion of Costa® coffee across markets. Tea was even, as strong growth in Brazil and Mexico was offset by a decline due to the suspension of business in Russia.
•Price/mix grew 12%, driven by pricing actions in the marketplace across operating segments along with favorable channel and package mix primarily due to cycling the impact of the pandemic in the prior year. Price/mix also benefited from positive segment mix.
•Operating income grew 7%, which included items impacting comparability and a 10-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 18%, driven by strong organic revenue (non-GAAP) growth across all operating segments, partially offset by higher operating costs and an increase in marketing investments versus the prior year.

Europe, Middle East & Africa
•Unit case volume declined 1%, as strong growth in Spain, Germany and France was more than offset by a decline due to the suspension of business in Russia.
•Price/mix grew 19%, driven by pricing actions across operating units along with favorable channel and package mix due to cycling the impact of the pandemic in the prior year, in addition to inflationary pricing in Turkey. Concentrate sales were 2 points ahead of unit case volume, largely due to the timing of concentrate shipments.
•Operating income grew 2%, which included items impacting comparability and an 18-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 19%, primarily driven by strong organic revenue (non-GAAP) growth across all operating units, partially offset by higher operating costs and an increase in marketing investments versus the prior year.
•The company gained value share in total NARTD beverages with share gains across all categories.

Latin America
•Unit case volume grew 5%, with strong growth across nearly all categories. Growth was led by Mexico, Brazil and Argentina.
•Price/mix grew 12%, driven by pricing actions in the marketplace and favorable channel and package mix, in addition to inflationary pricing in Argentina. Concentrate sales were 1 point ahead of unit case volume due to the timing of concentrate shipments. Year-to-date concentrate sales were 1 point behind unit case volume, primarily driven by the impact of one less day in the first quarter of this year.

•Operating income was even, which included a 7-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 7%, primarily driven by strong organic revenue (non-GAAP) growth, partially offset by higher operating costs and an increase in marketing investments versus the prior year.
•The company lost value share in total NARTD beverages, as share gains in juice and juice drinks as well as tea were more than offset by pressure in sparkling soft drinks and other categories.

North America
•Unit case volume grew 1%, driven by continued recovery in away-from-home channels. Sparkling soft drinks and dairy beverages led growth during the quarter.
•Price/mix grew 15%, primarily driven by pricing actions in the marketplace and continued recovery in the fountain business. Concentrate sales were 2 points behind unit case volume, primarily due to the timing of concentrate shipments.
•Operating income grew 25%, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 20%, driven by strong organic revenue (non-GAAP) growth, partially offset by higher operating costs and an increase in marketing investments versus the prior year.
•The company gained value share in total NARTD beverages, driven by strong performance in away-from-home channels.

Asia Pacific
•Unit case volume grew 9%, driven by strong growth in India and China. Growth was led by sparkling soft drinks and hydration.
•Price/mix grew 4%, primarily driven by pricing actions in the marketplace and favorable channel and package mix, partially offset by negative geographic mix within the segment.
•Operating income declined 1%, which included items impacting comparability and a 9-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 19%, primarily driven by organic revenue (non-GAAP) growth across all operating units, partially offset by higher operating costs and an increase in marketing investments versus the prior year.
•The company gained value share in total NARTD beverages led by share gains in Australia, Japan and South Korea.

Global Ventures
•Net revenues declined 10%, and organic revenues (non-GAAP) grew 5%. Net revenues included a 15-point currency headwind. Revenue performance benefited from cycling the impact of pandemic-related Costa retail store closures in the United Kingdom in the prior year.
•Operating income and comparable currency neutral operating income (non-GAAP) both declined, as solid organic revenue (non-GAAP) growth was more than offset by higher operating costs.

Bottling Investments
•Unit case volume grew 16%, driven by strength in India and Vietnam.
•Price/mix grew 3%, driven by pricing actions across most markets.

•Operating income declined 43%, which included items impacting comparability and a 5-point headwind from currency. Comparable currency neutral operating income (non-GAAP) declined 16%, as strong organic revenue (non-GAAP) growth was more than offset by higher operating costs.

Operating Review – Nine Months Ended September 30, 2022
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume[3]
Consolidated	6	10	(6)	2	13	16	6
Europe, Middle East & Africa	5	16	(13)	0	8	21	5
Latin America	7	14	(4)	0	16	21	8
North America	2	12	0	7	21	14	2
Asia Pacific	8	3	(8)	0	3	11	8
Global Ventures[4]	16	(2)	(11)	0	4	15	15
Bottling Investments	16	4	(8)	0	12	20	16
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	2	(9)	(8)	19
Europe, Middle East & Africa	12	3	(15)	24
Latin America	10	1	(5)	15
North America	14	(5)	0	19
Asia Pacific	(2)	(2)	(8)	8
Global Ventures	(25)	4	(3)	(26)
Bottling Investments	12	(19)	(10)	41

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	2	(7)	(9)	18

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Unit case volume is computed based on average daily sales.
4 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and     price/mix may fluctuate materially from period to period. Therefore, the company places greater focus on revenue growth as the best indicator     of underlying performance of the Global Ventures operating segment.

Outlook
The 2022 and 2023 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full-year 2022 projected organic revenues (non-GAAP) to full-year 2022 projected reported net revenues, full-year 2022 projected comparable net revenues (non-GAAP) to full-year 2022 projected reported net revenues, full-year 2022 projected comparable cost of goods sold (non-GAAP) to full-year 2022 projected reported cost of goods sold, full-year 2022 projected underlying effective tax rate (non-GAAP) to full-year 2022 projected reported effective tax rate, full-year 2022 projected comparable EPS (non-GAAP) to full-year 2022 projected reported EPS, full-year 2022 projected comparable currency neutral EPS (non-GAAP) to full-year 2022 projected reported EPS, full-year 2023 projected comparable net revenues (non-GAAP) to full-year 2023 projected reported net revenues, full-year 2023 projected underlying effective tax rate (non-GAAP) to full-year 2023 projected reported effective tax rate, or full-year 2023 projected comparable EPS (non-GAAP) to full-year 2023 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the exact timing and amount of acquisitions, divestitures and/or structural changes throughout 2022; the actual impact of changes in commodity costs throughout 2022; the exact timing and amount of items impacting comparability throughout 2022 and 2023; and the actual impact of fluctuations in foreign currency exchange rates throughout 2022 and 2023. The unavailable information could have a significant impact on the company’s full-year 2022 and full-year 2023 reported financial results.
Full Year 2022
On March 8, 2022, the company announced the suspension of its business in Russia as a result of the conflict in Ukraine. The approximate direct impacts of this are estimated to be as follows:
•1% impact to unit case volume – No Change
•1% impact to net revenues and operating income – Updated
•$0.03 impact to comparable EPS (non-GAAP) – No Change
These estimated impacts are reflected in the outlook commentary below.
The company expects to deliver organic revenue (non-GAAP) growth of 14% to 15%. – Updated
For comparable net revenues (non-GAAP), the company expects a 7% currency headwind based on the current rates and including the impact of hedged positions, in addition to a 2% tailwind from acquisitions and divestitures. – Updated
The company expects commodity price inflation to be a high single-digit percentage headwind on comparable cost of goods sold (non-GAAP) based on the current rates and including the impact of hedged positions. – No Change
The company’s underlying effective tax rate (non-GAAP) is estimated to be 19.0%. This does not include the impact of ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail. – Updated
Given the above considerations, the company expects to deliver comparable currency neutral EPS (non-GAAP) growth of 15% to 16% and comparable EPS (non-GAAP) growth of 6% to 7%, versus $2.32 in 2021. – Updated
Comparable EPS (non-GAAP) percentage growth is expected to include a 9% currency headwind based on the current rates and including the impact of hedged positions, in addition to a 1% headwind from acquisitions and divestitures. – No Change
The company expects to generate free cash flow (non-GAAP) of approximately $10.5 billion through cash flow from operations of approximately $12.0 billion, less capital expenditures of approximately $1.5 billion. This does not include any potential payments related to ongoing tax litigation with the U.S. Internal Revenue Service. – No Change
Fourth Quarter 2022 Considerations – New
Comparable net revenues (non-GAAP) are expected to include an 8% currency headwind based on the current rates and including the impact of hedged positions, in addition to a 1% tailwind from acquisitions.

Comparable EPS (non-GAAP) percentage growth is expected to include a 9% currency headwind based on the current rates and including the impact of hedged positions.
Full Year 2023 Considerations – New
The company is providing the following considerations for 2023:
•The company is encouraged by the underlying topline momentum, and will leverage its capabilities to sustain topline growth amidst the ongoing inflationary backdrop.
•The company expects global inflation to continue to impact its expenses across the board, and also expects commodity prices to remain volatile. The company has benefited from its hedges in 2022 and expects elevated inflation on a per case basis in 2023.
•The company’s underlying effective tax rate (non-GAAP) is estimated to be 19.5%. This does not include the impact of ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
•The company’s initial currency outlook for full-year 2023 is as follows:
◦Comparable net revenues (non-GAAP) are expected to include an approximate 5% to 6% currency headwind based on the current rates and including the impact of hedged positions.
◦Comparable EPS (non-GAAP) is expected to include an approximate 7% to 8% currency headwind based on the current rates and including the impact of hedged positions.
•The company will provide full-year 2023 guidance when it reports fourth quarter earnings.

Notes
•All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period, unless otherwise noted.
•All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. “Unit case” means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa non-ready-to-drink beverage products which are primarily measured in number of transactions. “Unit case volume” means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.
•“Concentrate sales” represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in unit case equivalents) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa non-ready-to-drink beverage products, “concentrate sales” represents the amount of beverages, primarily measured in number of transactions (in all instances expressed in unit case equivalents) sold by the company to customers or consumers. In the reconciliation of reported net revenues, “concentrate sales” represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment after considering the impact of structural changes, if any. For the Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.
•“Price/mix” represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.

•First quarter 2022 financial results were impacted by one less day as compared to first quarter 2021, and fourth quarter 2022 financial results will be impacted by one additional day as compared to fourth quarter 2021. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss third quarter 2022 operating results today, Oct. 25, 2022, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the “Investors” section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the “Investors” section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.

Contacts:
Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Three Months Ended
	September 30, 2022	October 1, 2021	% Change
Net Operating Revenues	$11,063	$10,042	10
Cost of goods sold	4,566	3,977	15
Gross Profit	6,497	6,065	7
Selling, general and administrative expenses	3,279	3,122	5
Other operating charges	130	45	190
Operating Income	3,088	2,898	7
Interest income	128	68	87
Interest expense	198	210	(6)
Equity income (loss) — net	479	455	5
Other income (loss) — net	(53)	(127)	59
Income Before Income Taxes	3,444	3,084	12
Income taxes	622	609	2
Consolidated Net Income	2,822	2,475	14
Less: Net income (loss) attributable to noncontrolling interests	(3)	4	—
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,825	$2,471	14
Basic Net Income Per Share[1]	$0.65	$0.57	14
Diluted Net Income Per Share[1]	$0.65	$0.57	14
Average Shares Outstanding	4,325	4,318	0
Effect of dilutive securities	21	26	(15)
Average Shares Outstanding Assuming Dilution	4,346	4,344	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Nine Months Ended
	September 30, 2022	October 1, 2021	% Change
Net Operating Revenues	$32,879	$29,191	13
Cost of goods sold	13,487	11,269	20
Gross Profit	19,392	17,922	8
Selling, general and administrative expenses	9,449	8,808	7
Other operating charges	1,109	478	132
Operating Income	8,834	8,636	2
Interest income	306	205	49
Interest expense	578	1,432	(60)
Equity income (loss) — net	1,133	1,136	0
Other income (loss) — net	(509)	920	—
Income Before Income Taxes	9,186	9,465	(3)
Income taxes	1,671	2,111	(21)
Consolidated Net Income	7,515	7,354	2
Less: Net income (loss) attributable to noncontrolling interests	4	(3)	—
Net Income Attributable to Shareowners of The Coca-Cola Company	$7,511	$7,357	2
Basic Net Income Per Share[1]	$1.74	$1.71	2
Diluted Net Income Per Share[1]	$1.73	$1.70	2
Average Shares Outstanding	4,329	4,313	0
Effect of dilutive securities	23	24	(6)
Average Shares Outstanding Assuming Dilution	4,352	4,337	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In millions except par value)

	September 30, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$10,127	$9,684
Short-term investments	1,120	1,242
Total Cash, Cash Equivalents and Short-Term Investments	11,247	10,926
Marketable securities	1,973	1,699
Trade accounts receivable, less allowances of $517 and $516, respectively	3,994	3,512
Inventories	3,708	3,414
Prepaid expenses and other current assets	3,217	2,994
Total Current Assets	24,139	22,545
Equity method investments	17,723	17,598
Other investments	582	818
Other noncurrent assets	6,130	6,731
Deferred income tax assets	1,708	2,129
Property, plant and equipment — net	9,243	9,920
Trademarks with indefinite lives	13,968	14,465
Goodwill	18,329	19,363
Other intangible assets	649	785
Total Assets	$92,471	$94,354
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$16,103	$14,619
Loans and notes payable	3,396	3,307
Current maturities of long-term debt	729	1,338
Accrued income taxes	1,211	686
Total Current Liabilities	21,439	19,950
Long-term debt	35,462	38,116
Other noncurrent liabilities	8,010	8,607
Deferred income tax liabilities	3,124	2,821
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	18,687	18,116
Reinvested earnings	70,893	69,094
Accumulated other comprehensive income (loss)	(15,869)	(14,330)
Treasury stock, at cost — 2,716 and 2,715 shares, respectively	(52,666)	(51,641)
Equity Attributable to Shareowners of The Coca-Cola Company	22,805	22,999
Equity attributable to noncontrolling interests	1,631	1,861
Total Equity	24,436	24,860
Total Liabilities and Equity	$92,471	$94,354

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended
	September 30, 2022	October 1, 2021
Operating Activities
Consolidated net income	$7,515	$7,354
Depreciation and amortization	953	1,111
Stock-based compensation expense	273	236
Deferred income taxes	(135)	726
Equity (income) loss — net of dividends	(767)	(621)
Foreign currency adjustments	176	(5)
Significant (gains) losses — net	25	(498)
Other operating charges	1,070	243
Other items	217	517
Net change in operating assets and liabilities	(1,259)	168
Net Cash Provided by Operating Activities	8,068	9,231
Investing Activities
Purchases of investments	(3,169)	(4,732)
Proceeds from disposals of investments	3,049	5,294
Acquisitions of businesses, equity method investments and nonmarketable securities	(40)	(11)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	229	1,950
Purchases of property, plant and equipment	(776)	(728)
Proceeds from disposals of property, plant and equipment	46	65
Collateral (paid) received associated with hedging activities — net	(1,449)	—
Other investing activities	(79)	81
Net Cash Provided by (Used in) Investing Activities	(2,189)	1,919
Financing Activities
Issuances of debt	4,351	11,848
Payments of debt	(3,761)	(13,037)
Issuances of stock	707	493
Purchases of stock for treasury	(1,412)	(104)
Dividends	(3,910)	(5,437)
Other financing activities	(1,053)	(354)
Net Cash Provided by (Used in) Financing Activities	(5,078)	(6,591)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	(392)	(56)
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the period	409	4,503
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	10,025	7,110
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Period	10,434	11,613
Less: Restricted cash and restricted cash equivalents at end of period	307	312
Cash and Cash Equivalents at End of Period	$10,127	$11,301

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	September 30, 2022	October 1, 2021	% Fav. / (Unfav.)	September 30, 2022	October 1, 2021	% Fav. / (Unfav.)	September 30, 2022	October 1, 2021	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,987	$1,915	4	$1,046	$1,028	2	$1,078	$1,050	3
Latin America	1,267	1,137	12	712	712	0	715	716	0
North America	4,201	3,479	21	1,082	868	25	1,090	630	73
Asia Pacific	1,427	1,374	4	589	594	(1)	598	604	(1)
Global Ventures	679	753	(10)	67	114	(41)	69	116	(40)
Bottling Investments	1,786	1,665	7	46	81	(43)	466	462	1
Corporate	29	25	18	(454)	(499)	9	(572)	(494)	(16)
Eliminations	(313)	(306)	(2)	—	—	—	—	—	—
Consolidated	$11,063	$10,042	10	$3,088	$2,898	7	$3,444	$3,084	12
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended September 30, 2022, intersegment revenues were $143 million for Europe, Middle East & Africa, $4 million for North America, $164 million for Asia Pacific and $2 million for Bottling Investments. During the three months ended October 1, 2021, intersegment revenues were $157 million for Europe, Middle East & Africa, $1 million for North America, $145 million for Asia Pacific, $2 million for Bottling Investments and $1 million for Corporate.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Nine Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	September 30, 2022	October 1, 2021	% Fav. / (Unfav.)	September 30, 2022	October 1, 2021	% Fav. / (Unfav.)	September 30, 2022	October 1, 2021	% Fav. / (Unfav.)
Europe, Middle East & Africa	$6,004	$5,555	8	$3,344	$2,990	12	$3,326	$3,049	9
Latin America	3,621	3,113	16	2,146	1,942	10	2,152	1,952	10
North America	11,821	9,797	21	2,978	2,610	14	3,002	2,405	25
Asia Pacific	4,404	4,279	3	2,006	2,046	(2)	2,025	2,078	(3)
Global Ventures	2,103	2,030	4	162	215	(25)	173	221	(22)
Bottling Investments	5,909	5,299	12	352	314	12	1,312	1,201	9
Corporate	77	59	32	(2,154)	(1,481)	(45)	(2,804)	(1,441)	(95)
Eliminations	(1,060)	(941)	(13)	—	—	—	—	—	—
Consolidated	$32,879	$29,191	13	$8,834	$8,636	2	$9,186	$9,465	(3)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the nine months ended September 30, 2022, intersegment revenues were $481 million for Europe, Middle East & Africa, $6 million for North America, $567 million for Asia Pacific and $6 million for Bottling Investments. During the nine months ended October 1, 2021, intersegment revenues were $461 million for Europe, Middle East & Africa, $4 million for North America, $468 million for Asia Pacific, $7 million for Bottling Investments and $1 million for Corporate.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: “comparable net revenues,” “comparable currency neutral net revenues,” “organic revenues,” “comparable cost of goods sold,” “comparable operating margin,” “underlying operating margin,” “comparable operating income,” “comparable currency neutral operating income,” “comparable EPS,” “comparable currency neutral EPS,” “underlying effective tax rate” and “free cash flow,” each of which is defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS
•“Currency neutral operating results” are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
•“Structural changes” generally refer to acquisitions and divestitures of bottling operations, including the impact of intercompany transactions between our operating segments. In August 2022, the company acquired a controlling interest in a bottling operation in Malawi. The impact of this acquisition has been included in acquisitions, divestitures and structural changes in our analysis of net operating revenues on a consolidated basis as well as for the Bottling Investments operating segment.
•“Comparable net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of fluctuations in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non-GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company’s revenue performance and trends by improving their ability to compare our period-to-period results. “Organic revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of fluctuations in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company’s ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. The adjustments related to acquisitions, divestitures and structural changes for the three and nine months ended September 30, 2022 included the structural change discussed above. Additionally, in November 2021, the company acquired the remaining ownership interest in BODYARMOR. The impact of acquiring BODYARMOR has been included in acquisitions, divestitures and structural changes in our analysis of net operating revenues on a consolidated basis as well as for the North America operating segment for the three and nine months ended September 30, 2022.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
•“Comparable cost of goods sold” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). Management believes comparable cost of goods sold (non-GAAP) provides users with useful supplemental information regarding the company’s ongoing cost of goods sold by improving their ability to compare our period-to-period results.
•“Comparable operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of fluctuations in foreign currency exchange rates. “Comparable operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Underlying operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of fluctuations in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Comparable EPS” and “comparable currency neutral EPS” are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of fluctuations in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Underlying effective tax rate” is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).
•“Free cash flow” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the company’s performance and make resource allocation decisions.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company’s ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability.” Items impacting comparability include, but are not limited to, asset impairments, charges related to our strategic realignment initiatives, charges related to our productivity and reinvestment initiatives, and transaction gains/losses including associated costs, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (non-designated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and trading debt securities, regardless of size. In addition, we provide the impact that fluctuations in foreign currency exchange rates had on our financial results (“currency neutral operating results” defined above).

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
Asset Impairments
During the three and nine months ended September 30, 2022, the company recorded an impairment charge of $57 million related to a trademark in Asia Pacific, which was primarily driven by a change in brand strategy resulting in revised projections of future operating results for the trademark.
During the nine months ended September 30, 2022, the company recorded an other-than-temporary impairment charge of $96 million related to an equity method investee in Russia.
Strategic Realignment
In August 2020, the company announced strategic steps to transform our organizational structure in an effort to better enable us to capture growth in the fast-changing marketplace. The company has transformed into a networked global organization comprised of operating units, category leads, platform services and the center. The operating units are highly interconnected with more consistency in their structure and a focus on eliminating duplication of resources and scaling new products more quickly. The global marketing category leadership teams primarily focus on innovation as well as marketing efficiency and effectiveness. The center provides strategy, governance and scale for global initiatives. The operating units, global marketing category leadership teams, and the center are supported by platform services, which focuses on providing efficient and scaled global services and capabilities including, but not limited to, governance, transactional work, data management, consumer analytics, digital commerce and social/digital hubs. During the three and nine months ended October 1, 2021, the company recorded net charges of $25 million and $230 million, respectively, primarily related to severance costs and pension settlement charges associated with our strategic realignment initiatives.
Productivity and Reinvestment
During the three and nine months ended September 30, 2022, the company recorded charges of $27 million and $56 million, respectively. During the three and nine months ended October 1, 2021, the company recorded charges of $31 million and $71 million, respectively. The costs incurred were primarily related to certain initiatives designed to further simplify and standardize our organization.
Equity Investees
During the three and nine months ended September 30, 2022, the company recorded net charges of $14 million and $44 million, respectively. During the three and nine months ended October 1, 2021, the company recorded a net gain of $18 million and a net charge of $5 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three and nine months ended September 30, 2022, the company recorded charges of $32 million and $971 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife, LLC (“fairlife”) in 2020. Additionally, during the three and nine months ended September 30, 2022, the company recognized gains of $37 million and $75 million, respectively, related to the sale of a portion of our ownership interest in an unconsolidated bottling operation.
During the nine months ended September 30, 2022, the company recorded a net loss of $24 million as a result of one of our equity method investees issuing additional shares of its stock.
During the three and nine months ended October 1, 2021, the company recorded charges of $12 million and $263 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife. Additionally, during the three and nine months ended October 1, 2021, the company recognized gains totaling $76 million related to the sale of a portion of our ownership interest in certain unconsolidated bottling operations.
During the nine months ended October 1, 2021, the company recorded a net gain, including transaction costs, of $694 million related to the sale of our ownership interest in Coca-Cola Amatil Limited, an equity method investee.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies, certain interest rate risk, and the price risk associated with the purchase of materials used in our manufacturing processes as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized in earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three and nine months ended September 30, 2022, the net impact of the company’s adjustment related to our economic hedging activities resulted in increases of $25 million and $36 million, respectively, to our non-GAAP income before income taxes.
During the three and nine months ended October 1, 2021, the net impact of the company’s adjustment related to our economic hedging activities resulted in increases of $63 million and $48 million, respectively, to our non-GAAP income before income taxes.
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three and nine months ended September 30, 2022, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in increases of $78 million and $501 million, respectively, to our non-GAAP income before income taxes.
During the three and nine months ended October 1, 2021, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in an increase of $29 million and a decrease of $277 million, respectively, to our non-GAAP income before income taxes.
Extinguishment of Long-Term Debt
During the nine months ended October 1, 2021, the company recorded charges of $650 million related to the extinguishment of long-term debt.
Other
During the three and nine months ended September 30, 2022, the company recorded net charges of $8 million and $31 million, respectively, related to restructuring our manufacturing operations in the United States. Additionally, during the three and nine months ended September 30, 2022, the company recorded net charges of $15 million and $23 million, respectively, related to the BODYARMOR acquisition in the prior year, which included various transition and transaction costs, employee retention costs and the amortization of noncompete agreements, net of the reimbursement of distributor termination fees.
During the three and nine months ended October 1, 2021, the company recorded net charges of $273 million and $308 million, respectively, related to restructuring our manufacturing operations in the United States. During the three and nine months ended October 1, 2021, the company also recorded charges of $1 million and $14 million, respectively, related to tax litigation.
Certain Tax Matters
During the three and nine months ended September 30, 2022, the company recorded $4 million and $70 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements. During the three and nine months ended September 30, 2022, the company also recorded a net income tax benefit of $10 million and net income tax expense of $13 million, respectively, for changes to our uncertain tax positions, including interest and

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
penalties, as well as for various discrete tax items and the company recorded net income tax expense of $12 million associated with return to provision adjustments.
During the three and nine months ended October 1, 2021, the company recorded $12 million and $42 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements. Additionally, during the three and nine months ended October 1, 2021, the company recorded net income tax expense of $84 million and $121 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items, including the tax impact of agreed-upon audit issues, and recorded income tax expense of $3 million and $23 million, respectively, associated with return to provision adjustments.
During the nine months ended October 1, 2021, the company recorded an income tax benefit of $28 million related to the reversal of a valuation allowance on an equity method investment. Additionally, during the nine months ended October 1, 2021, the company recorded net income tax expense of $177 million related to changes in tax laws in certain foreign jurisdictions.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended September 30, 2022
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,063	$4,566	$6,497	58.7%	$3,279	$130	$3,088	27.9%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(57)	57
Strategic Realignment	—	—	—		—	—	—
Productivity and Reinvestment	—	—	—		—	(27)	27
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(32)	32
Other Items	(16)	(56)	40		—	(14)	54
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$11,047	$4,510	$6,537	59.2%	$3,279	$—	$3,258	29.5%

	Three Months Ended October 1, 2021
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$10,042	$3,977	$6,065	60.4%	$3,122	$45	$2,898	28.9%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Strategic Realignment	—	—	—		—	(4)	4
Productivity and Reinvestment	—	—	—		—	(31)	31
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(12)	12
Other Items	2	(69)	71		—	2	69
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$10,044	$3,908	$6,136	61.1%	$3,122	$—	$3,014	30.0%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	10	15	7		5	190	7
% Currency Impact	(8)	(7)	(9)		(8)	—	(10)
% Change — Currency Neutral (Non-GAAP)	18	22	16		13	—	16

% Change — Comparable (Non-GAAP)	10	15	7		5	—	8
% Comparable Currency Impact (Non-GAAP)	(8)	(7)	(9)		(8)	—	(10)
% Change — Comparable Currency Neutral (Non-GAAP)	18	22	15		13	—	18
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended September 30, 2022
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$198	$479	$(53)	$3,444	$622	18.1%	$2,825	$0.65
Items Impacting Comparability:
Asset Impairments	—	—	—	57	—		57	0.01
Strategic Realignment	—	—	—	—	—		—	—
Productivity and Reinvestment	—	—	—	27	7		20	—
Equity Investees	—	14	—	14	1		13	—
Transaction Gains/Losses	—	—	(37)	(5)	—		(5)	—
Other Items	6	—	78	126	27		99	0.02
Certain Tax Matters	—	—	—	—	2		(2)	—
Comparable (Non-GAAP)	$204	$493	$(12)	$3,663	$659	18.0% [2]	$3,007	$0.69

	Three Months Ended October 1, 2021
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$210	$455	$(127)	$3,084	$609	19.7%	$2,471	$0.57
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Strategic Realignment	—	—	21	25	6		19	—
Productivity and Reinvestment	—	—	—	31	7		24	0.01
Equity Investees	—	(18)	—	(18)	(6)		(12)	—
Transaction Gains/Losses	—	—	(76)	(64)	(30)		(34)	(0.01)
Other Items	6	—	303	366	92		274	0.06
Certain Tax Matters	—	—	—	—	(75)		75	0.02
Comparable (Non-GAAP)	$216	$437	$121	$3,424	$603	17.6%	$2,817	$0.65

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	(6)	5	59	12	2		14	14
% Change — Comparable (Non-GAAP)	(6)	13	—	7	9		7	7
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Nine Months Ended September 30, 2022
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$32,879	$13,487	$19,392	59.0%	$9,449	$1,109	$8,834	26.9%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(57)	57
Strategic Realignment	—	—	—		—	—	—
Productivity and Reinvestment	—	—	—		—	(56)	56
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(971)	971
Other Items	(28)	(110)	82		—	(25)	107
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$32,851	$13,377	$19,474	59.3%	$9,449	$—	$10,025	30.5%

	Nine Months Ended October 1, 2021
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$29,191	$11,269	$17,922	61.4%	$8,808	$478	$8,636	29.6%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Strategic Realignment	—	—	—		—	(126)	126
Productivity and Reinvestment	—	—	—		—	(71)	71
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		(5)	(263)	268
Other Items	(3)	99	(102)		—	(18)	(84)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$29,188	$11,368	$17,820	61.1%	$8,803	$—	$9,017	30.9%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	13	20	8		7	132	2
% Currency Impact	(6)	(5)	(7)		(6)	—	(8)
% Change — Currency Neutral (Non-GAAP)	19	25	15		13	—	10

% Change — Comparable (Non-GAAP)	13	18	9		7	—	11
% Comparable Currency Impact (Non-GAAP)	(6)	(5)	(7)		(6)	—	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	19	23	16		13	—	19
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Nine Months Ended September 30, 2022
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$578	$1,133	$(509)	$9,186	$1,671	18.2%	$7,511	$1.73
Items Impacting Comparability:
Asset Impairments	—	—	96	153	—		153	0.04
Strategic Realignment	—	—	—	—	—		—	—
Productivity and Reinvestment	—	—	—	56	14		42	0.01
Equity Investees	—	44	—	44	2		42	0.01
Transaction Gains/Losses	—	—	(51)	920	218		702	0.16
Other Items	18	—	502	591	130		461	0.11
Certain Tax Matters	—	—	—	—	45		(45)	(0.01)
Comparable (Non-GAAP)	$596	$1,177	$38	$10,950	$2,080	19.0% [2]	$8,866	$2.04

	Nine Months Ended October 1, 2021
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$1,432	$1,136	$920	$9,465	$2,111	22.3%	$7,357	$1.70
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Strategic Realignment	—	—	104	230	50		180	0.04
Productivity and Reinvestment	—	—	—	71	19		52	0.01
Equity Investees	—	5	—	5	(10)		15	—
Transaction Gains/Losses	—	—	(775)	(507)	(185)		(322)	(0.07)
Other Items	(827)	—	—	743	127		616	0.14
Certain Tax Matters	—	—	—	—	(251)		251	0.06
Comparable (Non-GAAP)	$605	$1,141	$249	$10,007	$1,861	18.6%	$8,149	$1.88

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	(60)	0	—	(3)	(21)		2	2
% Change — Comparable (Non-GAAP)	(1)	3	(85)	9	12		9	8
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Diluted Net Income Per Share:
Three Months Ended September 30, 2022
% Change — Reported (GAAP)	14
% Currency Impact	(12)
% Change — Currency Neutral (Non-GAAP)	26

% Impact of Items Impacting Comparability (Non-GAAP)	8
% Change — Comparable (Non-GAAP)	7
% Comparable Currency Impact (Non-GAAP)	(11)
% Change — Comparable Currency Neutral (Non-GAAP)	18

Nine Months Ended September 30, 2022
% Change — Reported (GAAP)	2
% Currency Impact	(10)
% Change — Currency Neutral (Non-GAAP)	12

% Impact of Items Impacting Comparability (Non-GAAP)	(7)
% Change — Comparable (Non-GAAP)	8
% Comparable Currency Impact (Non-GAAP)	(9)
% Change — Comparable Currency Neutral (Non-GAAP)	18
Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended September 30, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,987	$1,267	$4,201	$1,427	$679	$1,786	$29	$(313)	$11,063
Items Impacting Comparability:
Other Items	(8)	(1)	—	(7)	—	—	—	—	(16)
Comparable (Non-GAAP)	$1,979	$1,266	$4,201	$1,420	$679	$1,786	$29	$(313)	$11,047

	Three Months Ended October 1, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,915	$1,137	$3,479	$1,374	$753	$1,665	$25	$(306)	$10,042
Items Impacting Comparability:
Other Items	(1)	(1)	—	4	—	—	—	—	2
Comparable (Non-GAAP)	$1,914	$1,136	$3,479	$1,378	$753	$1,665	$25	$(306)	$10,044

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	4	12	21	4	(10)	7	18	(2)	10
% Currency Impact	(16)	(6)	0	(10)	(15)	(12)	(3)	—	(8)
% Change — Currency Neutral (Non-GAAP)	20	18	21	14	5	19	20	—	18
% Acquisitions, Divestitures and Structural Changes	0	0	6	0	0	0	0	—	2
% Change — Organic Revenues (Non-GAAP)	20	18	14	14	5	19	20	—	16

% Change — Comparable (Non-GAAP)	3	12	21	3	(10)	7	18	—	10
% Comparable Currency Impact (Non-GAAP)	(17)	(6)	0	(11)	(15)	(12)	(2)	—	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	20	18	21	14	5	19	20	—	18
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Nine Months Ended September 30, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$6,004	$3,621	$11,821	$4,404	$2,103	$5,909	$77	$(1,060)	$32,879
Items Impacting Comparability:
Other Items	(12)	(7)	—	(9)	—	—	—	—	(28)
Comparable (Non-GAAP)	$5,992	$3,614	$11,821	$4,395	$2,103	$5,909	$77	$(1,060)	$32,851

	Nine Months Ended October 1, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$5,555	$3,113	$9,797	$4,279	$2,030	$5,299	$59	$(941)	$29,191
Items Impacting Comparability:
Other Items	—	(1)	—	(2)	—	—	—	—	(3)
Comparable (Non-GAAP)	$5,555	$3,112	$9,797	$4,277	$2,030	$5,299	$59	$(941)	$29,188

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	8	16	21	3	4	12	32	(13)	13
% Currency Impact	(13)	(4)	0	(8)	(11)	(8)	(2)	—	(6)
% Change — Currency Neutral (Non-GAAP)	21	21	21	11	15	20	34	—	19
% Acquisitions, Divestitures and Structural Changes	0	0	7	0	0	0	0	—	2
% Change — Organic Revenues (Non-GAAP)	21	21	14	11	15	20	34	—	16

% Change — Comparable (Non-GAAP)	8	16	21	3	4	12	32	—	13
% Comparable Currency Impact (Non-GAAP)	(13)	(5)	0	(8)	(11)	(8)	(2)	—	(6)
% Change — Comparable Currency Neutral (Non-GAAP)	21	21	21	11	15	20	34	—	19
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended September 30, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,046	$712	$1,082	$589	$67	$46	$(454)	$3,088
Items Impacting Comparability:
Asset Impairments	—	—	—	57	—	—	—	57
Strategic Realignment	—	—	—	—	—	—	—	—
Productivity and Reinvestment	—	—	—	—	—	—	27	27
Transaction Gains/Losses	—	—	—	—	—	—	32	32
Other Items	(8)	(1)	44	(7)	(3)	15	14	54
Comparable (Non-GAAP)	$1,038	$711	$1,126	$639	$64	$61	$(381)	$3,258

	Three Months Ended October 1, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,028	$712	$868	$594	$114	$81	$(499)	$2,898
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Strategic Realignment	2	—	1	—	—	—	1	4
Productivity and Reinvestment	—	—	—	—	—	—	31	31
Transaction Gains/Losses	—	—	—	—	—	—	12	12
Other Items	(1)	(1)	71	4	(4)	(1)	1	69
Comparable (Non-GAAP)	$1,029	$711	$940	$598	$110	$80	$(454)	$3,014

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	2	0	25	(1)	(41)	(43)	9	7
% Currency Impact	(18)	(7)	0	(9)	(6)	(5)	3	(10)
% Change — Currency Neutral (Non-GAAP)	19	7	24	8	(35)	(38)	6	16

% Impact of Items Impacting Comparability (Non-GAAP)	1	0	5	(8)	1	(20)	(7)	(2)
% Change — Comparable (Non-GAAP)	1	0	20	7	(42)	(22)	16	8
% Comparable Currency Impact (Non-GAAP)	(18)	(7)	0	(12)	(5)	(7)	4	(10)
% Change — Comparable Currency Neutral (Non-GAAP)	19	7	20	19	(37)	(16)	13	18
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Nine Months Ended September 30, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$3,344	$2,146	$2,978	$2,006	$162	$352	$(2,154)	$8,834
Items Impacting Comparability:
Asset Impairments	—	—	—	57	—	—	—	57
Strategic Realignment	(1)	—	—	—	—	—	1	—
Productivity and Reinvestment	—	—	—	—	—	—	56	56
Transaction Gains/Losses	—	—	—	—	—	—	971	971
Other Items	(12)	(7)	74	(9)	(11)	29	43	107
Comparable (Non-GAAP)	$3,331	$2,139	$3,052	$2,054	$151	$381	$(1,083)	$10,025

	Nine Months Ended October 1, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$2,990	$1,942	$2,610	$2,046	$215	$314	$(1,481)	$8,636
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Strategic Realignment	63	11	14	13	—	—	25	126
Productivity and Reinvestment	—	—	—	—	—	—	71	71
Transaction Gains/Losses	—	—	—	—	—	—	268	268
Other Items	—	(1)	(67)	(2)	(4)	(24)	14	(84)
Comparable (Non-GAAP)	$3,053	$1,952	$2,557	$2,057	$211	$290	$(1,103)	$9,017

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	12	10	14	(2)	(25)	12	(45)	2
% Currency Impact	(14)	(5)	0	(7)	(4)	(9)	3	(8)
% Change — Currency Neutral (Non-GAAP)	26	15	14	5	(21)	21	(48)	10

% Impact of Items Impacting Comparability (Non-GAAP)	3	1	(5)	(2)	4	(19)	(47)	(9)
% Change — Comparable (Non-GAAP)	9	10	19	0	(29)	31	2	11
% Comparable Currency Impact (Non-GAAP)	(15)	(5)	0	(8)	(3)	(10)	4	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	24	15	19	8	(26)	41	(2)	19
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Margin:
	Three Months Ended September 30, 2022	Three Months Ended October 1, 2021	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	27.91%	28.85%	(94)
Items Impacting Comparability (Non-GAAP)	(1.58)%	(1.15)%
Comparable Operating Margin (Non-GAAP)	29.49%	30.00%	(51)
Comparable Currency Impact (Non-GAAP)	(0.53)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	30.02%	30.00%	2
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.88)%	0.08%
Underlying Operating Margin (Non-GAAP)	30.90%	29.92%	98

	Nine Months Ended September 30, 2022	Nine Months Ended October 1, 2021	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	26.87%	29.58%	(271)
Items Impacting Comparability (Non-GAAP)	(3.65)%	(1.31)%
Comparable Operating Margin (Non-GAAP)	30.52%	30.89%	(37)
Comparable Currency Impact (Non-GAAP)	(0.42)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	30.94%	30.89%	5
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.91)%	0.04%
Underlying Operating Margin (Non-GAAP)	31.85%	30.85%	100

Free Cash Flow (In millions):
	Nine Months Ended September 30, 2022	Nine Months Ended October 1, 2021	$ Change
Net Cash Provided by Operating Activities (GAAP)	$8,068	$9,231	$(1,163)
Purchases of Property, Plant and Equipment (GAAP)	(776)	(728)	(48)
Free Cash Flow (Non-GAAP)	$7,292	$8,503	$(1,211)

Projected 2022 Free Cash Flow (In billions):
Year Ending December 31, 2022
Projected GAAP Net Cash Provided by Operating Activities[1]	$12.0
Projected GAAP Purchases of Property, Plant and Equipment	(1.5)
Projected Free Cash Flow (Non-GAAP)	$10.5
1 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our hydration, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak and Ayataka. Our nutrition, juice, dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, the negative impacts of, and continuing uncertainties associated with the scope, severity and duration of the global COVID-19 pandemic and any resurgences of the pandemic, including the number of people contracting the virus, the impact of shelter-in-place orders and social distancing measures, the impact of governmental actions across the globe to contain the virus, vaccine availability, rates of vaccination, the effectiveness of vaccines against existing and new variants of the virus, governmental or other vaccine mandates and potential associated business and supply chain disruptions, and the substance and pace of the post-pandemic economic recovery; direct or indirect negative impacts of the conflict between Russia and Ukraine; an inability to realize the economic benefits from our productivity initiatives, including our reorganization and related strategic realignment initiatives; an inability to attract or retain a highly skilled and diverse workforce; increased competition; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages, labor shortages or labor unrest; an inability to be successful in our innovation activities; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; increased cost, disruption of supply or shortage of energy or fuel; inflationary pressures; increased cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; an inability to successfully manage new product launches; obesity and other health-related concerns; evolving consumer product and shopping preferences; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; an inability to maintain good relationships with our bottling partners; deterioration in our bottling partners’ financial condition; an inability to successfully integrate and manage consolidated bottling operations or other acquired businesses or brands; an inability to successfully manage our refranchising activities; increases in income tax rates, changes in income tax laws or the unfavorable resolution of tax matters, including the outcome of our ongoing tax dispute or any related disputes with the U.S. Internal Revenue Service (“IRS”); the possibility that the assumptions used to calculate our estimated aggregate incremental tax and interest liability related to the potential unfavorable outcome of the ongoing tax dispute with the IRS could significantly change; increased or new indirect taxes in the United States and throughout the world; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; fluctuations in foreign currency exchange rates; interest rate increases; unfavorable general economic conditions in the United States and international markets; an inability to achieve our overall long-term growth objectives; default by or failure of one or more of our counterparty financial institutions; impairment charges; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster Beverage Corporation; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; failure to digitize the Coca-Cola system; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; failure to achieve our environmental, social and governance goals or accurately report our progress due to operational, financial, legal and other risks, many of which are outside our control and are dependent on the actions of our bottling partners and other third parties; increasing concerns about the environmental impact of plastic bottles and other packaging materials; water scarcity and poor quality; increased demand for food products and decreased agricultural productivity; climate change and legal or regulatory responses thereto; adverse weather conditions; and other risks discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2021 and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.